UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                 ____________

                                   FORM 8-K

                               CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                        April 19, 2007 (April 16, 2007)
                                 ____________

                       DIALYSIS CORPORATION OF AMERICA
           (Exact name of registrant as specified in its charter)

           Florida                      0-8527                59-1757642
(State or other jurisdiction          (Commission           (IRS Employer
       of incorporation)              File Number)        Identification No.)

1302 Concourse Drive, Suite 204, Linthicum, MD                  21090
   (Address of principal executive offices)                  (Zip Code)

       Registrant's telephone number, including area code: (410) 694-0500

                                Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of
          Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On April 16, 2007, Thomas P. Carey was appointed Vice President of Operations. Mr. Carey, 53 years of age, has 20 years experience in the management of multi-site healthcare operations, most recently as Manager with Eden Medical Center, an affiliate of Sutter Health. Prior affiliations included serving as Vice President of Operations for HealthSouth Corporation, a major national public company engaged in outpatient and rehabilitative healthcare services. Mr. Carey was also Senior Vice President for Readicare, Inc., a public company engaged in the operation of occupational medical clinics in California and Washington State.

     The board of directors approved the recommendation of the Compensation Committee for an annual salary for Mr. Carey of $150,000, plus an incentive option for 50,000 shares of common stock of the Company exercisable at $12.18 per share, the closing price on the date of grant. The option vests in equal increments of 12,500 shares of common stock at the end of each 12 month period from the date of grant, commencing April 15, 2008. Mr. Carey must be affiliated with the Company at the time of vesting. Vesting will accelerate upon a change in control of the Company. There is no employment agreement with Mr. Carey.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DIALYSIS CORPORATION OF AMERICA

                                           /s/ Stephen W. Everett
                                       By------------------------------------
                                          STEPHEN W. EVERETT
                                           President and Chief Executive
                                           Officer

Dated:  April 19, 2007